Press Release	Source: Gamma Pharmaceuticals Inc

Gamma Pharmaceuticals Inc Begins Trading at $2.10 Per Share

Friday January 25, 8:00 am ET

LAS VEGAS--(BUSINESS WIRE)--Gamma Pharmaceuticals Inc (OTCBB: GMPM - News) today announced the beginning of trading in the Company’s shares. Gamma received FINRA approval on December 24, 2007 to list its shares on the OTC Bulletin Board under the ticker symbol GMPM. The first trade was executed on January 14, 2007 at $2.10 per share.

Peter Cunningham, Gamma’s CEO and Chairman stated, “We are pleased to have achieved this important milestone for our company. Our investors can look forward to more regular updates on our progress as we embark on our mission to bring our Gel products to consumers in greater China and the United States. I would like to especially thank our CFO and our outside legal and professional advisors for their diligence in achieving this important objective.”

About Gamma Pharmaceuticals

Gamma Pharmaceuticals Inc is a marketing and product formulation company focused on developing, marketing, and selling innovative product lines of nutritional supplements, personal care products and OTC pharmaceutical products in Greater China (China, Hong Kong & Taiwan) and the United States. Gamma’s product formulations, based on its proprietary “Gel Delivery Technology” are marketed and sold in categories growing at 60% per year and generally described as “wellness products.” Gamma offers consumers one of the industry’s only full suite of gel product forms, including gummy gels, liquid gels, crystal gels and gel strips. Gamma’s leading position in gel technologies enables the Company to profit from consumer preferences which are moving away from pills and capsules and towards new and more effective gel product forms. Gamma presents consumers with a choice that offers a more pleasant experience with convenient, great tasting and fast acting product forms.

Gamma master brands include the following: Brilliant Choice™, Savvy Choice™ and AirDefense™ Vitamins & Nutritional Supplements; iceDROP Instant Hand Sanitizer™ (Beijing); Diabetes Type II / Pre-Diabetes, Stress reduction, Cognition, Well being, Menopause Symptoms, and Personal Care Products. Youth targeted products are sold as Jugular™ Energy – “Go for the Jugular™.” Gamma also develops and manufactures house brands for various major retailers including CVS Pharmacy’s Airsheild™ Immune Boosting Gummy Drops.

Gamma targets consumers in the fast growing Greater China and U.S. wellness and healthcare markets (LOHAS) and the youth energy products market with our Gel products. Primary Channels are retail pharmacies, supermarkets, club stores and other big box outlets, as well as the U.S. Military. Secondary channels are Internet and direct selling. Gamma uses third party distributors mainly in Asia.

For more information visit our website at www.gamma-pharma.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Gamma Pharmaceuticals Inc

Joseph Cunningham, 651-204-2048

Source: Gamma Pharmaceuticals Inc